Exhibit 99. (a)(1)(d)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND
AND YOU DO NOT WANT TO EXCHANGE YOUR ELIGIBLE OPTIONS
THE CHEESECAKE FACTORY INCORPORATED
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
WITHDRAWAL FORM

You previously received (1) the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”); (2) the Memorandum from David Overton, dated February 6, 2007; (3) the election form; and (4) this withdrawal form. You signed and returned the election form, in which you elected to ACCEPT Cheesecake Factory’s offer some or all of your eligible options. You should submit this form only if you now wish to change that election and REJECT Cheesecake Factory’s offer for some or all of your eligible options.

To withdraw your election to accept the offer with respect to some or all of your eligible options, you must sign, date and deliver this withdrawal form to Michelle Dutcher by fax at 866-767-5780, by hand delivery or by commercial courier capable of providing proof of delivery addressed to The Cheesecake Factory Incorporated, attention: Michelle Dutcher, 26901 Malibu Hills Road, Calabasas Hills, California 91301.before 5:00 p.m., Pacific Time, on March 8, 2007.

You should note that if you withdraw your acceptance of the offer, you will not receive any amended options in replacement for the withdrawn options and those options will not be amended. You will keep all of the options that you withdraw. These options will continue to be governed by the Company’s 1992 Plan and 2000 Plan under which they were granted and by the existing option agreements between you and Cheesecake Factory.

You may change this withdrawal, and again elect to accept the offer with respect to some or all of your eligible options by submitting a new election form to Michelle Dutcher by fax at 866-767-5780, by hand delivery or by commercial courier capable of providing proof of delivery addressed to The Cheesecake Factory Incorporated, attention: Michelle Dutcher, 26901 Malibu Hills Road, Calabasas Hills, California 91301, before 5:00 p.m., Pacific Time, on March 8, 2007.

Please check the appropriate box:

☐            I wish to withdraw my election to accept the offer with respect to all of my eligible options and instead REJECT the offer. I do not wish to accept the offer with respect to any option grants.

OR

☐            I wish to withdraw my election to accept the offer with respect to each of the option grants listed below (and on any additional sheets which I have attached to this form). I still wish to accept the offer with respect to the rest of the eligible options listed on the election form I previously submitted, if any.

Option Number                                    Grant Date

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature

Employee Name (Please Print)	Address	Date and Time

E-mail address where we can confirm receipt of your withdrawal form:

RETURN IT TO MICHELLE DUTCHER BEFORE 5:00 P.M., PACIFIC TIME, ON MARCH 8, 2007, BY FAX AT 866-767-5780, BY HAND DELIVERY OR BY COMMERCIAL COURIER CAPABLE OF PROVIDING PROOF OF DELIVERY ADDRESSED TO THE CHEESECAKE FACTORY INCORPORATED, ATTENTION: MICHELLE DUTCHER, 26901 MALIBU HILLS ROAD, CALABASAS HILLS, CALIFORNIA 91301.

THE CHEESECAKE FACTORY INCORPORATED
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
INSTRUCTIONS TO THE WITHDRAWAL FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.             Delivery of withdrawal forms.

A properly completed and executed original of this withdrawal form (or a fax of it), must be received by Michelle Dutcher by fax at 866-767-5780, by hand delivery or by commercial courier capable of providing proof of delivery addressed to The Cheesecake Factory Incorporated, Attention: Michelle Dutcher, 26901 Malibu Hills Road, Calabasas Hills, California 91301 before 5:00 p.m., Pacific Time, on March 8, 2007 (referred to as the offer expiration date). If Cheesecake Factory extends the offer, this withdrawal form must be received by March 8, 2007 by the date and time of the extended expiration of the offer.

The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received by Michelle Dutcher. In all cases, you should allow sufficient time to ensure timely delivery. Cheesecake Factory intends to confirm the receipt of your withdrawal form within two business days by e-mail at the e-mail address you provide to us on your election form or withdrawal form, or if none has been provided by U.S. mail If you have not received a confirmation at the appropriate time, you must confirm that we have received your complete submission by delivering request for confirmation together with a copy of your printed election form to Michelle Dutcher by fax at 866-767-5780, by hand delivery or by commercial courier capable of providing proof of delivery addressed to The Cheesecake Factory Incorporated, attention: Michelle Dutcher, 26901 Malibu Hills Road, Calabasas Hills, California 91301.  Responses submitted by any other means, including U.S. mail (or other post), are not permitted.

You should note that any options with respect to which you previously elected to accept this offer, but did not withdraw from the offer, will remain bound by your prior election form.

Although by submitting a withdrawal form you have withdrawn some or all the options with respect to which you previously chose to accept the offer from the offer, you may change your mind and re-elect acceptance of the offer with respect to some or all of the withdrawn options until the offer expiration date. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not to have had proper elections made for purposes of the offer, unless you properly re-elect to amend those options before the offer expiration date. Re-elections with respect to options may be made at any time before the offer expiration date. If Cheesecake Factory extends the offer beyond that time, you may re-elect with respect to your options at any time until the extended offer expiration date. To re-elect with respect to some or all of the withdrawn options, you must deliver a later dated and signed election form with the required information to Michelle Dutcher while you still have the right to participate in the offer. You will not be deemed to have made a proper election with respect to your options for purposes of the offer unless you deliver, prior to the offer expiration date, a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the offer expiration date.

Although it is our intent to send you a confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of your election with respect to your options.

2.             Signatures on this withdrawal form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Cheesecake Factory of the authority of that person to act on your behalf must be submitted with this withdrawal form.

3.             Other Information on this withdrawal form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include your current address.

4.             Requests for Assistance or Additional Copies.

Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend, the election form or this withdrawal form should be directed to us by telephone at: 818-871-8333 or by e-mail at: tenderquestions@thecheesecakefactory.com

Copies will be furnished promptly at Cheesecake Factory’s expense.

5.             Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal form (or a fax copy of it) together with all other required documents must be received by Michelle Dutcher by fax at 866-767-5780, by hand delivery or by commercial courier capable of providing proof of delivery addressed to The Cheesecake Factory Incorporated, Attention: Michelle Dutcher, 26901 Malibu Hills Road, Calabasas Hills, California 91301, on or before the offer expiration date.

6.             Additional Documents to Read.

You should be sure to read the Offer to Amend, all documents referenced therein, and the Memorandum from David Overton, dated February 6, 2007, before making any decisions regarding participation in, or withdrawal from, the offer.

7.             Important Tax Information.

You should refer to Section 14 of the Offer to Amend which contains important federal income tax information. We also recommend that you consult with a financial planner or other personal advisors before deciding whether or not to participate in this offer.